Exhibit 8.2

Morgan, Lewis & Bockius LLP 101 Park Ave New York, NY 10178 www.morganlewis.com

July 16, 2021

Rexnord Corporation

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We have acted as counsel to Rexnord Corporation, a Delaware corporation (“Rexnord”), in connection with the Reorganization, Distributions, Merger and related transactions (together, the “Transactions”) described in Registration Statement on Form S-4, file No. 333-255982, originally filed with the Securities and Exchange Commission on May 10, 2021, as amended or supplemented through the date hereof (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Registration Statement.

In providing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants and information provided by representatives of Rexnord and Regal Beloit Corporation, a Wisconsin corporation (“Regal”), including the accuracy and completeness of all representations and covenants set forth on the representation letters issued on (i) July 16, 2021, by an officer of Rexnord on behalf of Rexnord (the “Rexnord Representation Letter”) and (ii) July 16, 2021, by an officer of Regal on behalf of Regal (the “Regal Representation Letter” and, together with the Rexnord Representation Letter, the “Representation Letters”).

We have also examined the request for private letter ruling submitted by Rexnord to the Internal Revenue Service (the “IRS”) on March 17, 2021 (including all exhibits or attachments thereto), as supplemented and amended, (the “IRS Ruling Request”),[1] the Registration Statement, including the Joint Proxy Statement/Prospectus-Information Statement included therein; the Agreement and Plan of Merger dated as of February 15, 2021 (the “Merger Agreement”), by and among Rexnord, Land Newco, Inc., a Delaware corporation and wholly owned indirect subsidiary of Rexnord (“Land”), Regal, and Phoenix 2021, Inc., a Delaware corporation and wholly owned subsidiary of Regal (“Merger Sub”); the Separation and Distribution Agreement dated as of February 15, 2021 (the “Separation Agreement”), by and among Rexnord, Land and Regal; the Tax Matters Agreement dated as of February 15, 2021 (the “Tax Matters Agreement” and together with the IRS Ruling Request, the Representation Letters, the Registration Statement, the Merger Agreement and the Separation Agreement, the “Transaction Documents”), by and among Rexnord, Land and Regal; and such other documents as we have deemed necessary or appropriate for purposes of rendering our opinion. We have assumed without independent verification that (i) the Transactions will be consummated in accordance with the provisions of the Transaction Documents and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party and all parties to the Transaction Documents will act in accordance with the requirements and provisions set forth therein), (ii) the statements concerning the Transactions and the parties thereto set forth in the Transaction Documents are true, complete and correct, and (iii) Regal, Rexnord and Land, and their respective subsidiaries and shareholders will treat the Transactions for United States federal income tax purposes in a manner consistent with the Transaction Documents.

July 16, 2021

Our opinion further assumes that, at the time of the Transactions, (i) an appropriate officer of Rexnord will execute a representation letter including representations and covenants substantially similar to those contained in the Rexnord Representation Letter, (ii) an appropriate officer of Regal will execute a representation letter including representations and covenants substantially similar to those contained in the Regal Representation Letter and (iii) we will deliver an opinion regarding the material U.S. federal income tax consequences of the Reorganization, the Distributions, the Merger and certain related transactions, as described in the Registration Statement.

If any of the above described assumptions are untrue for any reason or if the Transactions are consummated in a manner that is different from the manner described in the Transaction Documents, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Transactions,” it is our opinion that under current U.S. federal income tax law:

1.	the Reorganization, taken together with the first of the Distributions, will qualify as a tax-free transaction under Sections 355, 361 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) in which no gain or loss is recognized by RBS Global, Inc. except to the extent the Cash Payment exceeds RBS Global, Inc.’s adjusted tax basis in the Land Common Stock,

2.	each of the subsequent Distributions will qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and/or 368 of the Code, and

3.	the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

No opinion is expressed as to any matter not discussed herein.

Our opinion set forth above is based on the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the IRS and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein. We assume no responsibility to inform any person or entity of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Transactions and therefore is prospective and dependent on future events.

July 16, 2021

This opinion is furnished to you in connection with the preparation and filing of the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP